SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form N-8A

       NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Exchange Traded Spreads Trust

Address of Principal Business Offices (No. & Street, City, State, Zip Code):

                        44 Montgomery Street, Suite 2100
                             San Francisco, CA 94104

Telephone Number (including area code): 415-398-2727

Name and address of agent for service of process:

                                Stephen C. Rogers
                        44 Montgomery Street, Suite 2100
                             San Francisco, CA 94104

                                    Copy to:
                             W. Thomas Conner, Esq.
                         Sutherland Asbill & Brennan LLP
                           1275 Pennsylvania Ave. N.W.
                            Washington, DC 20004-2415

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes [X] No [ ]


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                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of San Francisco, and State of California on the 25th day of January, 2008.



                                        Signature: Exchange Traded Spreads Trust
                                                   -----------------------------
                                                   (Name of Registrant)


                                        By: /s/ Stephen C. Rogers
                                            ------------------------------------
                                            Name:  Stephen C. Rogers
                                            Title: Trustee

Attest:

/s/ Matthew T. Clark
-----------------------
Matthew T. Clark